Exhibit 99.1

NEWS

MGE Energy Increases Quarterly Dividend

Company has paid dividends for 99 consecutive years

Madison, Wis., Aug. 17, 2007—The board of directors of MGE Energy, Inc. (Nasdaq: MGEE) today increased the regular quarterly dividend to $0.3550 cents per share on the company's common stock. The dividend is payable Sept. 15, 2007, to shareholders of record Sept. 1, 2007.

"The dividend action taken by our Board reflects the financial strength of the company, its healthy outlook and our commitment to our shareholders," said Gary J. Wolter, MGE Energy's chairman, president and CEO.

The amount of the dividend increase is double last year's change and the largest increase in 15 years. With this increase, the new dividend is equivalent to an annual rate of $1.42 per share.

The company has increased its dividends annually for the past 32 years and has paid cash dividends each year since 1909.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to nearly 135,000 customers in Dane County, Wis., and purchases and distributes natural gas to more than 138,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

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Contact:

Steve Kraus

Manager - Media Relations

608-252-7907

E-mail: skraus@mge.com